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                                                                   EXHIBIT 10.54


                    RESIGNATION AND GENERAL RELEASE AGREEMENT
                    -----------------------------------------

         This Resignation and General Release Agreement ("Agreement"), effective as of this 18th day of February 1999, by and between Gerald Sokol, Jr., an individual ("Sokol"), and NTN Communications, Inc., a corporation ("Company"), is a resignation agreement which includes a general release of claims.

         In consideration of the covenants undertaken and the releases contained in this Agreement, Sokol and Company agree as follows:

         1. Sokol resigns in all capacities as an officer, director and employee of Company and each of its subsidiaries and affiliates, such resignations to be effective as of January 19, 1999.

         2. Company and Sokol agree to the following actions immediately following the complete execution of this Agreement in full and complete discharge of any and all of Company's obligations to Sokol, except those described in Paragraph 11, including, without limitation, all obligations under Sokol's Employment Agreement dated July 1, 1998 (the "Employment Agreement"), and the Stock Option Agreement dated February 2, 1998:

         a. Future Salary. Company will pay Sokol $262,500, equal to his salary for 12 months, less $56,650 for the life insurance overpayment as described in paragraph 2d below, for a net payment of $205,850, in exchange for Sokol's agreement not to compete with Company for one year, pursuant to paragraph 22 below.

         b. Bonus. Company will pay Sokol his full bonus of $128,500 through December 1998 in cash.

         c. Option to Purchase Stock. At Sokol's option, to be exercised within 15 days from the date hereof, Sokol shall have the right to purchase shares of common stock of Company at a purchase price of $.85 per share up to an amount equal to the aggregate amount of payments made to Sokol pursuant to paragraphs 2a and 2b hereof. In the event Sokol exercises this option, Company agrees to use its best efforts to register the stock so purchased by Sokol within 90 days of the issuance of the stock to Sokol. All of the securities of Company (all common stock and options) presently owned by Sokol are set forth in the Ownership of Securities attached as Exhibit A hereto.

         d. Life Insurance. Company will allow Sokol to keep the $1 million whole life insurance policy, and will pay Sokol $2,000 as the equivalent of a one-year premium for term life insurance for Sokol; nevertheless, Company will deduct an insurance gross-up payment made for Sokol's benefit of $56,650 from the future salary payment described in paragraph 2a above.


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         e. Director Fees. Company will pay Sokol in stock, as previously agreed, for his director fees through January 1999. This stock will be in the same monthly amounts as Company distributes to all of its directors; however, fees for the months of September 1998 through January 1999 shall be paid in stock at a price of $.625 per share. Company will use its best efforts to register this stock within 90 days of the effective date of this Agreement. Sokol must resign as an Company director, concurrent with the execution of this Agreement;

         f. Stock Options. Company will grant to Sokol the fully vested right and option to purchase 125,000 shares of Company common stock at the price of $1.00 per share, exercisable at any time prior to twelve months after the January 19, 1999 termination of Sokol's employment. This grant shall be in lieu of and shall supersede any and all rights Sokol may have had under the February 2, 1998 Stock Option Agreement, which shall be null and void.

         g. Attorneys' Fees. Company will pay Sokol or directly pay to Sokol's attorney $12,500 in partial reimbursement for his actual attorneys' fees incurred in his negotiation with Company and in documenting the settlement.

         3. Sokol shall return to Company and shall not take or copy in any form or manner lists of customers, prices, engineering plans, and similar confidential and proprietary materials or information. Sokol represents to Company that all documents pertaining to Company, inclusive of existing and past subsidiaries, but exclusive of personal items, in his possession whether located on Company premises, at Sokol's home or elsewhere, have been returned to Company and that he has retained no copies in any form. This representation applies to all forms of written materials, including but not limited to schematics, diagrams, formulations, tapes, descriptions of inventions and products, operator manuals, maintenance manuals, training manuals, software manuals, software code, technical memoranda, research bulletin, financial information, marketing plans, identities of customers and vendors, contract terms and information obtained in confidence from customers and vendors. Sokol hereby reaffirms his obligation, as set forth in his employment agreement, confidentiality and work for hire agreement and any other legal documents that he signed either before or during his employment with Company not to disclose any confidential or trade secret information to any third party and not to use the information for any purpose whatsoever except as expressly authorized in writing by an authorized representative of Company, and except as necessary or appropriate in fulfilling his responsibilities as a member of the Board of Directors of the Company.

         4. Company expressly denies any violation of any of its policies, procedures, state or federal laws or regulations. Accordingly, while this Agreement resolves all issues between Company and Sokol relating to any alleged violation of Company policies or procedures or any state or federal law or regulation, this Agreement does not constitute an adjudication or finding on the merits and it is not, and shall not be construed as, an admission by Company of any violation of its policies, procedures, state


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or federal laws or regulations. Moreover, neither this Agreement nor anything in this Agreement shall be construed to be or shall be admissible in any proceeding as evidence of or an admission of liability by either party for any purpose.
This Agreement may be introduced, however, in any proceeding to enforce the Agreement. Such introduction shall be pursuant to an order protecting its confidentiality.

         5. Except for those obligations created by or arising out of this Agreement for which receipt or satisfaction has not been acknowledged herein, Sokol on behalf of himself, his descendants, dependents, heirs, executors, administrators, assigns, and successors, and each of them, hereby covenants not to sue and fully releases and discharges Company, its directors, officers, agents, attorneys, insurers, employees, stockholders, representatives, assigns and successors, past and present, and each of them, hereinafter together and collectively referred to as "Releasees," with respect to and from any and all claims, wages, demands, rights, liens, agreements, contracts, covenants, actions, suits, causes of action, obligations, debts, costs, expenses, attorneys' fees, damages, judgments, orders and liabilities of whatever kind or nature in law, equity or otherwise, whether now known or unknown, suspected or unsuspected, and whether or not concealed or hidden, which he now owns or holds or he has at any time heretofore owned or held as against said Releasees, arising out of or in any way connected with his employment or other relationships with Company or his resignation from employment or any other transactions, occurrences, acts or omissions or any loss, damage or injury whatever, known or unknown, suspected or unsuspected, resulting from any act or omission by or on the part of said Releasees, or any of them, committed or omitted prior to the date of this Agreement including, without limiting the generality of the foregoing, any claim under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Family and Medical Leave Act of 1993, the California Fair Employment and Housing Act, the California Family Rights Act, or any claim for severance pay, bonus, sick leave, holiday pay, vacation pay, life insurance, health or medical insurance or any other fringe benefit, workers' compensation or disability.

         6. Except as to Company's rights under this Agreement, Company for itself, its officers, directors, shareholders, employees, agents, attorneys, joint venturers, successors and assigns, hereby discharges and releases Sokol and his employees, agents, joint venturers, successors and assigns from any and all claims, damages, actions, judgments, obligations, attorneys' fees, indemnities, subrogation, duties, demands, controversies and liabilities of every nature, at law or in equity, known or unknown, matured or unmatured, foreseeable or unforeseeable which Company now has, ever had, or may have, against Sokol by reason of any matter whatsoever occurring or existing up to the date of this Release. Company hereby covenants with Sokol that it will forever refrain from instituting, pursuing, or in any way aiding any claim or demand arising out of, in any way related to, or hereafter to arise out of, any matters hereinbefore referred to and that this Release may be pleaded as a full and complete defense to any claim, demand, action or other proceeding which may be brought by, or on behalf of, Company against Sokol.


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         7. It is the intention of the parties in executing this instrument that the same shall be effective as a bar to each and every claim, demand and cause of action hereinabove specified. In furtherance of this intention, Company and Sokol hereby expressly waive any and all rights and benefits conferred upon them by the provisions of SECTION 1542 OF THE CALIFORNIA CIVIL CODE and expressly consent that this Agreement shall be given full force and effect according to each and all of its express terms and provisions, including those related to unknown and unsuspected claims, demands and causes of action, if any, as well as those relating to any other claims, demands and causes of action hereinabove specified. SECTION 1542 provides:

                  "A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASES, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR."

         Sokol and Company acknowledge that they may hereafter discover claims or facts in addition to or different from those which they now know or believe to exist with respect to the subject matter of this Agreement and which, if known or suspected at the time of executing this Agreement, may have materially affected this settlement. Nevertheless, Company and Sokol hereby waive any right, claim or cause of action that might arise as a result of such different or additional claims or facts. Company and Sokol acknowledge that they understand the significance and consequences of such release and such specific waiver of SECTION 1542.

         8. Sokol acknowledges that by reason of his position with Company he has been given access to lists of customers, prices, engineering plans, and similar confidential or proprietary materials or information respecting Company's business affairs. Sokol represents that he has held all such information confidential and will continue to do so, and that he will not use such confidential information for any business (which term herein includes a partnership, firm, corporation or any other entity) without the prior written consent of Company.

         9. Each party agrees that the terms and conditions of this Agreement shall remain confidential as between the parties and neither party shall disclose them to any other person except for its attorneys and tax advisors or except as otherwise required by law or in the event of any required public disclosure of such matters by Company. Without limiting the generality of the foregoing, neither party will respond to or in any way participate in or contribute to any public discussion, notice or other publicity concerning, or in any way relating to, execution of this Agreement or the events (including any negotiations) which led to its execution. Without limiting the generality of the foregoing, each party specifically agrees that it shall not disclose information regarding this Agreement to any current or former employee of the Company or any prospective employer of Sokol. Each party hereby agrees that disclosure by it of any of


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the terms and conditions of the Agreement in violation of the foregoing shall constitute and be treated as a material breach of this Agreement.

         10. Sokol and Company warrant and represent that they have not heretofore assigned or transferred to any person not a party to this Agreement any released matter or any part or portion thereof and Company and Sokol shall defend, indemnify and hold each other harmless from and against any claim (including the payment of attorneys' fees and costs actually incurred whether or not litigation is commenced) based on or in connection with or arising out of any such assignment or transfer made, purported or claimed.

         11. Sokol and Company acknowledge that any employment or contractual relationship between them terminated on January 19, 1999, and that they have no further employment or contractual relationship except as may arise out of this Agreement, including the Indemnity Agreement between Sokol and the Company and the Stock Option Agreements pursuant to which the stock options described in Exhibit A were granted, as amended.

         12. All payments hereunder shall be reduced by federal and state income tax withholding, if required, and other applicable withholding taxes. Sokol shall be exclusively liable (except for payroll taxes actually withheld by the Company) for the payment of all federal and state taxes which may be due as the result of the consideration received as set forth herein and Sokol hereby represents that Sokol shall make payments on such taxes at the time and in the amount required of Sokol. In addition, Sokol hereby agrees fully to defend, indemnify and hold harmless Releasees and each of them from payment of taxes, interest and/or penalties that are required of them (other than those payroll taxes which are the Company's obligation to pay) by any government agency at any time as the result of payment of the consideration set forth herein.

         13. This instrument constitutes and contains the entire agreement and understanding concerning Sokol's employment, resignation from the same and the other subject matters addressed herein between the parties, and supersede and replace all prior negotiations and all agreements proposed or otherwise, whether written or oral, concerning the subject matters hereof. These are integrated documents. This Agreement may be modified only by a writing signed by the parties.

         14. If any provision of this Agreement or the application thereof is held invalid, the invalidity shall not affect other provisions or applications of the Agreement which can be given effect without the invalid provisions or applications and to this end the provisions of this Agreement are declared to be severable.

         15. This Agreement shall be deemed to have been executed and delivered within the State of California, and the rights and obligations of the parties hereunder shall be construed and enforced in accordance with, and governed by, the laws of the State of California.


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         16. This Agreement may be executed in counterparts.

         17. Company agrees to continue to indemnify Sokol to the extent set forth in the existing Bylaws of Company and the Indemnity Agreement between Company and Sokol. In the event of a conflict between the Indemnity Agreement and the Bylaws, the provisions providing Sokol with the greatest rights and remedies with respect to indemnification shall control.

         18. Any dispute or controversy between Sokol, on the one hand, and Company (or any Releasee), on the other hand, in any way arising out of, related to, or connected with this Agreement or the subject matter thereof, otherwise in any way arising out of, related to, or connected with Sokol's employment with Company, shall be resolved through final and binding arbitration in San Diego, California, pursuant to California Civil Procedure Code ss.ss. 1282-1284.2. The arbitration shall be before the American Arbitration Association Employee Dispute Panel and shall be governed by the National Rules for the Resolution of Employment Disputes promulgated by the American Arbitration Association. In the event of such arbitration, the prevailing party shall be entitled to recover all reasonable costs and expenses incurred by such party in connection therewith, including attorneys' fees. The nonprevailing party shall also be solely responsible for all costs of the arbitration, including, but not limited to, the arbitrator's fees, court reporter fees, and any and all other administrative costs of the arbitration, and promptly shall reimburse the prevailing party for any portion of such costs previously paid by the prevailing party. Any dispute as to the reasonableness of costs and expenses shall be determined by the arbitrator.

         19. In entering this Agreement, the parties represent that they have relied upon the advice of their attorneys, who are attorneys of their own choice, and that the terms of this Agreement have been completely read and explained to them by their attorneys, and that those terms are fully understood and voluntarily accepted by them.

         20. All parties agree to cooperate fully and to execute any and all supplementary documents and to take all additional actions that may be necessary or appropriate to give full force to the basic terms and intent of this Agreement and which are not inconsistent with its terms.

         21. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and assigns.

         22. In consideration of the payment of $205,850 pursuant to paragraph 2(a) above, Sokol agrees that for a period of 12 months from the date hereof Sokol shall not, directly or indirectly, without the prior written consent of
Company:

                a. solicit, entice, persuade or induce any employee, consultant, agent or independent consultant of Company, or of any of the subsidiaries or affiliates of Company to terminate his or her employment with Company, or such subsidiary or


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affiliate, to become employed by any person, firm or corporation other than
Company, or such subsidiary or affiliate or approach any such employee, consultant, agent or independent contractor for any of the foregoing purposes, or authorize or assist in the taking of any such actions by any third party; or

                  b. directly or indirectly own, manage, control, invest, or participate in any way in (other than as an officer whose function primarily relates to financial matters), consult with or render services for any person or entity or any of the subsidiaries or affiliates of Company engaged in any business in the fields of electronically simulated sports games or interactive television, which in the judgment of Company is, or as a result of Sokol's engagement or participation would become, directly competitive with any aspect of the business of Company. Notwithstanding anything in this Section 22b to the contrary, nothing in this Agreement shall limit Sokol's right to become the Vice President of International Finance for American Online, Inc., or to hold and make passive investments not in excess of 2 1/2% of the outstanding Common Stock of any publicly traded entity.

         23. This Agreement embodies the entire agreement of the parties and supersedes any other prior oral or written agreements, arrangements or understandings between Sokol and Company. This Agreement may not be changed or terminated orally but only by an agreement in writing signed by the parties hereto.

         24. The waiver by Company of a breach of any provision of this Agreement by Sokol shall not operate or be construed as a waiver of any subsequent breach by him. The waiver by Sokol of a breach of any provision of this Agreement by Company shall not operate or be construed as a waiver of any subsequent breach by Company.

         25. In any construction to be made of this Agreement, the same shall not be construed against any party on the basis that the party was the drafter.

         I have read the foregoing Agreement and I accept and agree to the provisions it contains and hereby execute it voluntarily with full understanding of its consequences.




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         EXECUTED as of this 18th day of February 1999 in San Diego County,
California.


                                               /s/ Gerald Sokol, Jr.
                                               --------------------------------
                                               Gerald Sokol, Jr.





                                               NTN COMMUNICATIONS, INC.



                                               By: /s/ Stanley B. Kinsley
                                                   -----------------------------
                                                    Its: CEO



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